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                                                                    Exhibit 28.3

                     [Letterhead of KPMG Peat Marwick LLP]

                        Independent Accountants' Report

Mellon Bank Home Equity Loan Trust 1996-1
c/o The Bank of New York, as Trustee

Mellon Bank, N.A. as Servicer

We have examined the accompanying assertion made by management on Mellon Bank, N.A.'s compliance, as servicer, with Article III, Sections 3.02(b) and (c), 3.03, 3.04, 3.05, 3.08 and 3.12 of the Pooling and Servicing Agreement for the Mellon Bank Home Equity Loan Trust 1996-1 dated as of March 1, 1996 (the "Agreement"), for the period March 29, 1996 through December 31, 1996. Management is responsible for Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement. Our responsibility is to express an opinion on management's assertion about Mellon Bank, N.A.'s compliance based on our examination.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on Mellon Bank, N.A.'s compliance with those sections.

In our opinion, management's assertion that Mellon Bank, N.A. was materially in compliance with the aforementioned sections of the Agreement for the period March 29, 1996 through December 31, 1996 is fairly stated, in all material respects.

                                                KPMG PEAT MARWICK LLP

March 28, 1997


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                       [LETTERHEAD OF MELLON BANK, N.A.]

March 19, 1997

   Management report on Mellon Bank, N.A.'s Compliance, as Servicer, with the
          Servicing Requirements of the Pooling and Servicing Agreement

Management of Mellon Bank, N.A., as servicer, is responsible for compliance with the servicing requirements in Article III, Sections 3.02(b) and (c), 3.03, 3.04, 3.05, 3.08 and 3.12 of the Pooling and Servicing Agreement for the Mellon Bank Home Equity Loan Trust 1996-1, dated as of March 1, 1996 (the "Agreement").

Management has performed an evaluation of Mellon Bank, N.A.'s compliance with the aforementioned sections of the Agreement for the period March 29, 1996, through December 31, 1996. Based upon this evaluation, management believes that, for the period March 29, 1996, through December 31, 1996, Mellon Bank, N.A., as servicer, was materially in compliance with the aforementioned sections of the Agreement.

MARTIN G. MCGUINN                            PHILIP K. HAMM
----------------------------                 --------------------------------
Martin G. McGuinn                            Philip K. Hamm
Vice Chairman                                Senior Vice President
Retail Financial Services                    Group Head - Consumer Lending

VICTOR A. BERTOTY                            PATRICK RYAN
----------------------------                 --------------------------------
Victor A. Bertoty                            Patrick Ryan
First Vice President                         Vice President-Loan Servicing
Retail Bank                                  Division
                                             Retail Bank